UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	December 8, 2008

Journal Communications, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-31805	20-0020198
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

333 West State Street, Milwaukee, Wisconsin 53203
(Address of principal executive offices, including zip code)
(414) 224-2000
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Approval of Discretionary Bonus for Paul M. Bonaiuto

        Journal Communications, Inc. (the “Company”) previously announced on May 12, 2008 that Paul M. Bonaiuto, the Company’s former Executive Vice President and Chief Financial Officer, will retire from the Company later this year. In recognition and appreciation of Mr. Bonaiuto’s special assistance in the transition of his role over the course of this year and through his retirement on December 31, 2008, on December 8, 2008, the Compensation Committee of the Board of Directors of the Company approved the payment of a one-time discretionary bonus to Mr. Bonaiuto in the amount of $200,000, payable no later than March 15, 2009.

(e)	Consulting Agreement with Mr. Bonaiuto

        On December 12, 2008, the Company entered into a Consulting Agreement with Mr. Bonaiuto, to be effective as of January 1, 2009. Pursuant to this Agreement, for a period of two years ending December 31, 2010 (the “Consulting Period”), Mr. Bonaiuto will consult and advise as requested with respect to the Company’s and its affiliates’ printing operations, with respect to which he has special expertise, and will otherwise provide counsel and advice as requested to, without limitation, further facilitate an orderly transition of his prior responsibilities. For these services, Mr. Bonaiuto will receive a monthly consulting fee of $8,334. Under this Agreement, Mr. Bonaiuto will be serving solely as an independent contractor and will not be entitled to any benefits provided by the Company to its employees, except for any benefits to which he may be entitled as a result of his prior employment with the Company.

        A copy of the Consulting Agreement with Mr. Bonaiuto is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

(e)	Change in Control Agreement with Andre J. Fernandez

        On December 9, 2008, the Company entered into a Change in Control Agreement with Andre J. Fernandez, the Company’s Executive Vice President, Finance and Strategy, and Chief Financial Officer. The Change in Control Agreement provides severance payments and benefits to Mr. Fernandez if his employment is terminated without Cause or he resigns for Good Reason (as such terms are defined in the Change in Control Agreement) within two years after a change in control of the Company.

        The severance payments and benefits to be paid to Mr. Fernandez under the terms of the Change in Control Agreement include a pro rata annual bonus for the year of termination and a severance payment equal to 1.5 times Mr. Fernandez’ then-current annual base salary and target annual bonus. In addition, all of Mr. Fernandez’ outstanding equity awards will vest as of the date of termination, and the Company will continue to provide him with group health coverage for a period of 18 months after his termination except that the Company’s obligation to provide health coverage will end if Mr. Fernandez becomes employed by another employer (including self-employment) that provides him with group health benefits.

        The Change in Control Agreement provides that if any payments by the Company or benefits would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the aggregate present value of the payments will be reduced to the maximum amount that could be paid without triggering the excise tax.

        The Change in Control Agreement contains confidentiality and employee nonsolicitation covenants that apply during Mr. Fernandez’ employment with the Company and for a period of 18 months after his termination of employment.

        A copy of the Change in Control Agreement with Mr. Fernandez is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

(e)	Amendment to the Annual Management Incentive Plan

        On December 8, 2008, the Compensation Committee of the Board of Directors of the Company approved amendments to the Journal Communications, Inc. Annual Management Incentive Plan to preserve the “performance-based compensation” exemption from Section 162(m) of the Internal Revenue Code in light of Revenue Ruling 2008-13, issued in February 2008.

A copy of the Annual Management Incentive Plan, as so amended and restated, is filed herewith as Exhibit 10.3 and is incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits: The following exhibits are being filed herewith:

(10.1)	Consulting Agreement, dated as of December 12, 2008, to be effective as of January 1, 2009, between Journal Communications, Inc. and Paul M. Bonaiuto.

(10.2)	Change in Control Agreement, dated as of December 9, 2008, between Journal Communications, Inc. and Andre J. Fernandez.

(10.3)	Journal Communications, Inc. Annual Management Incentive Plan, as amended and restated on December 8, 2008.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOURNAL COMMUNICATIONS, INC.
Date: December 12, 2008	By: /s/ Mary Hill Leahy
Mary Hill Leahy
Senior Vice President, General Counsel,
Secretary and Chief Compliance Officer

JOURNAL COMMUNICATIONS, INC.

Exhibit Index to Current Report on Form 8-K
Dated December 8, 2008

Exhibit
Number

(10.1)	Consulting Agreement, dated as of December 12, 2008, to be effective as of January 1, 2009, between Journal Communications, Inc. and Paul M. Bonaiuto.

(10.2)	Change in Control Agreement, dated as of December 9, 2008, between Journal Communications, Inc. and Andre J. Fernandez.

(10.3)	Journal Communications, Inc. Annual Management Incentive Plan, as amended and restated on December 8, 2008.